UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2023

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 200, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2023, Heron Therapeutics, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed Craig Collard as the Company’s Chief Executive Officer, effective April 3, 2023 (the “Effective Date”). Mr. Collard will continue to serve as a director. The Company also announced that the Board has appointed current director Adam Morgan to serve as Chairman of the Board, effective as of the Effective Date.

Mr. Collard succeeds Barry Quart, who will cease to serve as the Company’s Chairman, Chief Executive Officer and a director as of the Effective Date. Subject to, and in accordance with, the terms of his employment agreement, Dr. Quart will be entitled to receive the severance benefits payable under his employment agreement upon a termination by the Company without cause. Dr. Quart’s departure is not the result of any disagreement with the Company, its management or the Board. The Company and Dr. Quart may enter into a consulting agreement pursuant to which he will assist on a temporary basis with the transition to his successor.

Mr. Collard, 57, most recently served as the Chief Executive Officer of Veloxis Pharmaceutics A/S (now Veloxis Pharmaceuticals Inc., “Veloxis”) before it was acquired by Asahi Kasei Corp, a transplant focused pharmaceutical company with its principal office in Cary, North Carolina, from 2015 to December 2021, and remains on the Veloxis board of advisors. Prior to joining Veloxis, Mr. Collard served as the Chief Executive Officer and the Chairman of the Board of Directors of Cornerstone Therapeutics, Inc., a pharmaceutical company (“Cornerstone”), from 2011 until it was acquired by Chiesi Farmaceutici S.p.A. in 2014. Mr. Collard also served as Cornerstone’s Interim Chief Financial Officer, from 2010 to 2011, and as its President, from 2008 to 2011. Mr. Collard served as the Founder, President and Chief Executive Officer of Cornerstone BioPharma Inc. (formerly Cornerstone BioPharma Holdings, Ltd.), a pharmaceutical company, and as a member of its board of directors, from 2004 to 2008. Prior to that, Mr. Collard served as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company that he founded in 2003. Mr. Collard currently serves on the board of directors of TerrAscend Corp., a North American cannabis operator based in Mississauga, Canada, since December 2018. Mr. Collard previously served as a member of the board of directors of Sierra Oncology, Inc., a San Mateo, California-based late-stage biopharmaceutical company acquired by GlaxoSmithKline plc, from May 2020 to July 2022. He also served as Chairman of Opiant Pharmaceuticals, Inc., a specialty pharmaceutical company developing therapies to treat substance and use disorders and drug overdose since October 2018 until being acquired by Indivior on March 1, 2023. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University).Mr. Collard was initially appointed as a director pursuant to a Cooperation Agreement by and between the Company and Rubric Capital Management LP and certain of its affiliates and Velan Capital Investment Management LP and certain of its affiliates, dated as of February 21, 2023, regarding changes to the composition of the Board and other related matters.

In connection with his service as Chief Executive Officer, Mr. Collard will receive an initial annual base salary of $650,000, a target bonus equal to 75% of base salary, and an initial equity grant of (i) 3,000,000 time-based stock options that vest over four years with an exercise price equal to the closing stock price on the date of grant, (ii) 250,000 restricted stock units that vest over four years, and (iii) up to 4,250,000 performance-based stock options that vest upon the Company’s stock price reaching certain pre-established levels ranging from $4.50 to $9.00 per share, representing an increase of 200% to 500% from the Company’s closing stock price on March 31, 2023, with an exercise price equal to the closing stock price on the date of grant. Mr. Collard also will receive relocation benefits of $12,500 per month for a total of up to 12 months. In addition, subject to his delivery of a customary release and separation agreement, Mr. Collard will be entitled to receive severance benefits in connection with a termination by the Company without cause or his resignation for good reason, consisting of 12 months’ of base salary continuation, his target bonus, 12 months of healthcare insurance premiums and accelerated vesting of certain time-based equity awards (or all equity time-based awards in the event of a termination in connection with a change of control of the Company). The Company intends to enter into a formal employment agreement with Mr. Collard that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q.

There are no related party transactions between the Company and Mr. Collard that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Press Release announcing the foregoing is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: April 3, 2023	/s/ Craig Collard
Craig Collard Chief Executive Officer